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                                                                    EXHIBIT 12.2

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                               THREE MONTHS      THREE MONTHS
                                                                  ENDED             ENDED
                                                              MARCH 31, 1998    MARCH 31, 1997
                                                              --------------    --------------
Earnings:
  Net loss..................................................     $(7,290)          $(4,380)
     Add:
       Equity in loss applicable to ordinary partnership
          interest of Globalstar............................       7,290             4,380
       Interest expense.....................................       5,300             5,300
                                                                 -------           -------
Earnings available to cover fixed charges(1)................     $ 5,300           $ 5,300
                                                                 =======           =======
Fixed charges -- interest expense...........................     $ 5,300           $ 5,300
                                                                 =======           =======
Ratio of earnings to fixed charges..........................          1x                1x
                                                                 =======           =======

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the Redeemable Preferred Partnership Interests held by GTL.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                                 THREE MONTHS      THREE MONTHS
                                                                    ENDED             ENDED
                                                                MARCH 31, 1998    MARCH 31, 1997
                                                                --------------    --------------
Net loss....................................................       $(19,596)         $(15,287)
Dividends on redeemable preferred partnership interests.....         (5,300)           (5,301)
Capitalized interest........................................        (39,483)          (12,260)
                                                                   --------          --------
Deficiency of earnings to cover fixed charges...............       $(64,379)         $(32,848)
                                                                   ========          ========